Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of

Bone Biologics Corporation

We consent to the inclusion in the foregoing Registration Statement of Bone Biologics Corporation (the “Company”) on Post-Effective Amendment No.4 , to Form S-1 of our report dated March 30, 2017, relating to our audits of the consolidated balance sheets as of December 31, 2016 and 2015, and consolidated statements of operations, stockholders’ deficit and cash flows for the years ended December 31, 2016 and 2015. Our report dated March 30, 2017, related to these financial statements, included an emphasis paragraph regarding an uncertainty as to the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ Anton & Chia, LLP
Newport Beach
October 19, 2017